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                                                                    EXHIBIT 99.1

COMPANY CONTACTS:                                   AT THE FINANCIAL RELATIONS
                                                    BOARD:
Joel Holliday             Debra Hart                George Christy
Chief Financial Officer   Investor Relations        Financial Relations Board
(619) 450-9333            (619) 535-6566            (310) 442-0599
e-mail: joelh@amcc.com    e-mail: debrah@amcc.com   e-mail: gxc@la.frbd.com


                     AMCC TO ACQUIRE CIMARON COMMUNICATIONS
                     --------------------------------------

        Cimaron's expertise in framer/OHP termination devices to expand
            AMCC's already broad product offering for SONET systems

SAN DIEGO, CA, March 3, 1999 - Applied Micro Circuits Corporation (AMCC) [NASDAQ: AMCC], a leader in high-bandwidth silicon connectivity solutions, today announced the signing of a definitive agreement to acquire Cimaron Communications Corporation, a leader in the design and development of silicon solutions and ASIC cores for high-speed SONET systems.

Under the terms of the agreement, AMCC will issue 3,000,000 shares of its common stock in exchange for all outstanding shares of Cimaron preferred and common stock, including shares issuable upon exercise of employee stock options and other rights. Based on AMCC's closing price yesterday of $38.50 per share, the transaction is valued at approximately $115 million. The merger transaction is expected to close in March and is expected to be accounted for as a pooling of interests. The agreement has been approved by the boards of directors of both companies. The transaction is subject to certain customary closing conditions and regulatory approvals.

Cimaron is a privately held company located in Andover, Massachusetts, and is a premier provider of high-speed SONET framing technology. The pending acquisition is a highly strategic, logical next step for AMCC, and will substantially expand AMCC's available markets for high-speed communications products. Cimaron's framer expertise and will enable AMCC to migrate beyond the Company's analog physical media devices (PMDs) and mixed-signal physical-layer devices up into the next layer of the network protocol, the
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digital layer. The addition of Cimaron's framer and mapper expertise to AMCC's proven expertise in silicon-based process technologies and mixed signal capabilities illustrates AMCC's commitment to providing a broad range of solutions for high-bandwidth communications markets.

"This acquisition is consistent with our strategy of providing leading-edge solutions by adding higher-layer digital content to our product portfolio," said Dave Rickey, President and CEO of AMCC. "With the acquisition of Cimaron, we anticipate that AMCC will be able to offer to its customers an extensive, compatible set of IC solutions for the high-bandwidth marketplace. Furthermore, we believe that our combined expertise in high-speed CMOS mixed-signal design and digital systems knowledge will provide an unparalleled platform for optimum integration in the network."

"We're excited at the prospect of being a part of a company that has such complementary objectives and goals," said Ram Sudireddy, president of Cimaron Communications. "As a premier provider of high-speed silicon framer/OHP termination devices for SONET systems, this relationship with AMCC is a natural fit; we're looking forward to passing on unparalleled value to our customers in the high-speed SONET marketplace."

Cimaron will retain its corporate identity for the near term, and will be referred to as an AMCC company. Cimaron has thirty five employees, and the company's operations will remain in the Andover office. President Ram Sudireddy will report directly to AMCC's CEO, Dave Rickey.

AMCC designs, develops, manufacturers and markets high-performance, high-bandwidth silicon solutions for the world's communications infrastructure. The Company utilizes a combination of high-frequency, mixed-signal design expertise and multiple silicon process technologies to offer IC products for the telecommunications market that address the SONET/SDH and ATM transmission standards and for the data communications markets that address the Gigabit Ethernet, ATM and Fibre Channel transmission standards.
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AMCC's core technologies also address ATE and high-speed computing needs. AMCC's corporate headquarters and wafer fabrication facilities are located in San
Diego, California. Sales and consulting engineering offices are located throughout the world.

Cimaron designs, develops and markets highly complex digital integrated circuits for mapping, framing and pointer process functions in SONET and ATM applications.

To learn more about the proposed transaction, you are invited to participate in a teleconference briefing that will take place today, March 3, 1999, at 2:00 PM PST. The call-in number is (888) 836-6072. If you are located outside the U.S., you may call in on (703) 736-7363. To hear a playback of the teleconference briefing at your convenience, please call (888) 266-2086. The reservation code for playback is 1365156.

FORWARD LOOKING STATEMENTS

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, but not limited to, such factors as the rescheduling or cancellation of orders by customers; fluctuations in the timing and amount of customer requests for product shipments; fluctuations in manufacturing yields and inventory levels; changes in product mix; the Company's ability to introduce new products and technologies on a timely basis; the introduction of products and technologies by the Company's competitors; the availability of external foundry capacity, purchased parts, and raw material; competitive pressures on selling prices; the timing of investments in research and development; market acceptance of the Company's and its customer's products; the financial condition and performance of the Company's customers; the timing of depreciation and other expenses to be incurred by the Company in connection with the expansion of its existing manufacturing facility and in connection with its proposed new facility; the timing and amount of recruiting and relocation expenses, prototyping costs and promotional expenses; costs associated with future litigation, if any, including without
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limitation, litigation relating to the use or ownership of intellectual property; costs associated with compliance with applicable environmental regulations; general semiconductor industry conditions; and general economic conditions, including, but not limited to, economic conditions in Asia and the risk factors that are detailed in the Company's Annual Report on Form 10-K for the year ended March 31, 1998, the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998, and the Company's other filings with the Securities and Exchange Commission.

For more information about AMCC, please visit our website on the Internet at http://www.amcc.com

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AMCC is a registered trademark of Applied Micro Circuits Corporation